Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-221729
Dated April 27, 2020

AIR PRODUCTS AND CHEMICALS, INC.

PRICING TERM SHEET

April 27, 2020

$550,000,000 1.500% Notes Due 2025

$650,000,000 1.850% Notes Due 2027

$900,000,000 2.050% Notes Due 2030

$750,000,000 2.700% Notes Due 2040

$950,000,000 2.800% Notes Due 2050

Issuer:	Air Products and Chemicals, Inc. (the “Company”)

Trade Date:	April 27, 2020

Settlement Date (T+3)*:	April 30, 2020

Principal Amount:	$550,000,000	$650,000,000	$900,000,000	$750,000,000	$950,000,000

Coupon Rate:	1.500% per year	1.850% per year	2.050% per year	2.700% per year	2.800% per year

Interest Payment Dates:	Semi-annually on each April 15 and October 15, commencing on October 15, 2020	Semi-annually on each May 15 and November 15, commencing on November 15, 2020	Semi-annually on each May 15 and November 15, commencing on November 15, 2020	Semi-annually on each May 15 and November 15, commencing on November 15, 2020	Semi-annually on each May 15 and November 15, commencing on November 15, 2020

Maturity Date:	October 15, 2025	May 15, 2027	May 15, 2030	May 15, 2040	May 15, 2050

Price to Public:	99.979%	99.901%	99.864%	99.722%	99.636%

Yield to Maturity:	1.504%	1.865%	2.065%	2.718%	2.818%

Benchmark Treasury:	0.500% due March 31, 2025	0.625% due March 31, 2027	1.500% due February 15, 2030	2.375% due November 15, 2049	2.375% due November 15, 2049

Benchmark Treasury Price / Yield:	100-15 / 0.404%	100-13 / 0.565%	107-29 / 0.665%	127-07 / 1.268%	127-07 / 1.268%

Spread to Benchmark Treasury:	+110 bps	+130 bps	+140 bps	+145 bps	+155 bps

Redemption Provisions:	Prior to
September 15,
2025, at any time
at an amount
equal to the
greater of (i)
100% of the
principal amount
or (ii) the sum of
the present values
of the remaining
scheduled
payments of
principal and
interest thereon
from the	Prior to
March 15, 2027,
at any time at an
amount equal to
the greater of (i)
100% of the
principal amount
or (ii) the sum of
the present
values of the
remaining
scheduled
payments of
principal and
interest thereon
from the
redemption date
to	Prior to
February 15,
2030, at any time
at an amount
equal to the
greater of (i)
100% of the
principal amount
or (ii) the sum of
the present values
of the remaining
scheduled
payments of
principal and
interest thereon
from the	Prior to
November 15,
2039, at any time
at an amount
equal to the
greater of (i)
100% of the
principal amount
or (ii) the sum of
the present values
of the remaining
scheduled
payments of
principal and
interest thereon
from the	Prior to
November 15,
2049, at any time
at an amount
equal to the
greater of (i)
100% of the
principal amount
or (ii) the sum of
the present values
of the remaining
scheduled
payments of
principal and
interest thereon
from the

redemption date to
the applicable
maturity date
(exclusive of
accrued interest)
discounted to the
redemption date
on a semi-annual
basis (assuming a
360-day year
consisting of
twelve 30-day
months) at the
applicable
Treasury Rate
plus 20 basis
points, plus, in
each case, any
accrued and
unpaid interest on
the notes to, but
excluding the
redemption date.	the applicable
maturity date
(exclusive of
accrued interest)
discounted to the
redemption date
on a semi-annual
basis (assuming a
360-day year
consisting of
twelve 30-day
months) at the
applicable
Treasury Rate plus
20 basis points,
plus, in each
case, any accrued
and unpaid
interest on the
notes to, but
excluding the
redemption date.	redemption date to
the applicable
maturity date
(exclusive of
accrued interest)
discounted to the
redemption date
on a semi-annual
basis (assuming a
360-day year
consisting of
twelve 30-day
months) at the
applicable
Treasury Rate
plus 25 basis
points, plus, in
each case, any
accrued and
unpaid interest on
the notes to, but
excluding the
redemption date.	redemption date to
the applicable
maturity date
(exclusive of
accrued interest)
discounted to the
redemption date
on a semi-annual
basis (assuming a
360-day year
consisting of
twelve 30-day
months) at the
applicable
Treasury Rate
plus 25 basis
points, plus, in
each case, any
accrued and
unpaid interest on
the notes to, but
excluding the
redemption date.	redemption date to
the applicable
maturity date
(exclusive of
accrued interest)
discounted to the
redemption date
on a semi-annual
basis (assuming a
360-day year
consisting of
twelve 30-day
months) at the
applicable
Treasury Rate
plus 25 basis
points, plus, in
each case, any
accrued and
unpaid interest on
the notes to, but
excluding the
redemption date.

	On or after September 15, 2020, at any time at an amount equal to 100% of the principal amount of the applicable notes being redeemed plus accrued and unpaid interest.	On or after March 15, 2027, at any time at an amount equal to 100% of the principal amount of the applicable notes being redeemed plus accrued and unpaid interest.	On or after February 15, 2030, at any time at an amount equal to 100% of the principal amount of the applicable notes being redeemed plus accrued and unpaid interest.	On or after November 15, 2039, at any time at an amount equal to 100% of the principal amount of the applicable notes being redeemed plus accrued and unpaid interest.	On or after November 15, 2049, at any time at an amount equal to 100% of the principal amount of the applicable notes being redeemed plus accrued and unpaid interest.

Redemption on Change of Control Triggering Event:	If a change of control triggering event occurs with a subsequent ratings decline, the Company will offer to repurchase the notes at a purchase price of 101% of the aggregate principal amount of the notes plus accrued and unpaid interest.

CUSIP/ISIN:	009158BB1 / US009158BB15	009158AY2 / US009158AY27	009158BC9 / US009158BC97	009158AZ9 / US009158AZ91	009158BA3 / US009158BA32

Offering Format:	SEC Registered

Expected Ratings**:	A2/A (Moody’s/S&P)

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

Co-Managers:	Banca IMI S.p.A.

BBVA Securities Inc.

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

ING Financial Markets LLC

Lloyds Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

*It is expected that delivery of the notes will be made to investors on or about April 30, 2020, which will be the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to two business days before the date of delivery will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the delivery of the notes should consult their advisors.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

Barclays Capital Inc. 1-888-603-5847

BofA Securities, Inc. 1-800-294-1322

Citigroup Global Markets Inc. 1-800-831-9146

J.P. Morgan Securities LLC 1-212-834-4533

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.